EXHIBIT 99



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                                  NEWS RELEASE




TF FINANCIAL CORPORATION
3 Penns Trail
Newtown, Pennsylvania 18940


For verification, contact:          John R. Stranford, President and CEO
                                    Bill Niemczura, Senior Vice President
                                      and Chief Financial Officer

Phone:   (215) 579-4000
Fax:     (215) 579-4748
For immediate release October 23, 1996



      Newtown, Pennsylvania, October 23, 1996 - - TF Financial Corporation (NASDAQ: THRD), the holding company for Third Federal Savings Bank ("Third Federal"), announces stock repurchase.


      TF Financial Corporation announced today that it has received the necessary regulatory and Board approval to initiate a repurchase program covering up to 5% or 214,869 shares of the Company's common stock to be purchased in the open market. The company currently has 4,297,386 outstanding shares of common stock. President Stranford indicated that the repurchase program could mitigate some of the potentially dilutive effects of the Corporation's Stock Option Plan and would also be available for general corporate use. The repurchases will be made from time to time over the next twelve months in open-market transactions, subject to the availability of stock.

      TF Financial Corporation is the holding company for Third Federal Savings Bank, which presently operates 11 full service offices in Philadelphia and Bucks Counties, Pennsylvania and 3 full service offices in Mercer County, New Jersey. The Bank has $476.4 million in deposits as of the close of business on September 30, 1996. Deposit accounts are insured up to $100,000 by the FDIC. The Corporation's stock is traded under the symbol "THRD" on the NASDAQ National Market and is listed in most daily newspapers as TF Fincl.